Sub-Item 77O: Transactions effected pursuant to Rule 10f-3

PNC FUNDS, INC.
(the Company)

Record of Securities Purchased
Under the Company's Rule 10f-3 Procedures

1.Name of Purchasing Portfolio: PNC International Equity Fund 2.Issuer: IBERDROLA SA
3.Date of Purchase: June 18, 2009
4.Underwriter from whom purchased: Merrill Lynch
5.Name of Affiliated Underwriter (as defined in Company's procedures) managing or participating in syndicate (attach list of all members of syndicate): Morgan Stanley & Company PLC

Other syndicate members: JP Morgan Securities Ltd/London
                         Merrill Lynch International Ltd
6.Aggregate principal amount of purchase: 9.576 shares
7.Aggregate principal amount of offering: 250,000,000 shares
8.Purchase price (net of fees and expenses): $5.30 (local)$7.40
(USD)
9.Date offering commenced: June 17, 2009
10.Offering price at end of first day on which any sales were made: $5.385
11.Commission, spread or profit: $74,682.25

12.Have the following conditions been satisfied:         YES  or  NO

a. The securities are part of an issue registered
under the Securities Act of 1993, as
amended, which is being offered to the
public, or are part of an issue of government
securities, as defined in Section 2(a)(16) of
the 1940 Act, or are Eligible Municipal
Securities, or are securities sold in an
Eligible Foreign Offering or are securities
sold in an Eligible Rule 144A Offering.                  YES

b. The securities were purchased prior to the
end of the first day on which any sales were
made, at a price that was not more than the
price paid by each other purchaser of
securities in that offering or in any
concurrent offering of the securities (except,
in the case of an Eligible Foreign Offering,
for any rights to purchase required by law to
be granted to existing security holder of the
issuer) or, if a rights offering, the securities
were purchased on or before the fourth day
preceding the day on which the rights
offering terminated.                                     YES

c. The underwriting was a firm commitment
underwriting.                                            YES

d. The commission, spread or profit was
reasonable and fair in relation to that being
received by others for underwriting similar
securities during the same period.                        YES

e. In respect of any securities other than
Eligible Municipal Securities, the issuer of
such securities has been in continuous
operation for not less than three years
(including the operations of predecessors).               YES

f. The amount of such securities purchased by
all of the Funds and any other investment
companies advised by PNC Capital
Advisors, Inc., Delaware Management
Company, Morgan Stanley Investment
Management Limited or Artio Global Management LLC did not
exceed (i) if purchased in an offering other
than an Eligible Rule 144A Offering, 25%
of the principal amount of the class of
securities being offered, or (ii) if purchased
in an Eligible Rule 144A Offering, 25% of
the total of (A) the principal amount of the
class of securities being offered sold by
underwriters or members of the selling
syndicate to qualified institutional buyers (as
defined in Rule 144A(a)(1) under the
Securities Act of 1933, as amended), plus
(B) the principal amount of the class of
securities being offered in any concurrent
offering.                                                  YES

g. No Affiliated Underwriter was a direct or
indirect participant in, or benefited directly
or indirectly from, the purchase.                          YES

This form was certified by: /s/Robert Herlihy
Date: July 13, 2009
Print Name: Robert Herlihy, S.V.P. and Chief Compliance Officer